USbancorp.




                                November 16, 1998


Recovery Engineering, Inc.
9300 North 75th Avenue
Brooklyn Park, MN 55428
ATTENTION: James Moe

         Re:      Loan to Recovery Engineering, Inc.

Dear Mr. Moe:

         Reference is made to that certain Financing Agreement dated as of March 31, 1997 between Recovery Engineering, Inc. (the "Borrower") and U.S. Bank National Association, formerly known as First Bank National Association, (the "Lender") as amended by that First Amendment to Financing Agreement dated as of March 16, 1998 (as so amended the "Financing Agreement"). Capitalized terms used herein and not defined shall have the meaning assigned to them in the Financing Agreement.

         Pursuant to the provisions of the Financing Agreement, the Borrower is required to have Cumulative Net Profit at the amounts and on the dates set forth in Section 2.3(c) of the Financing Agreement. In the event that Borrower fails to have Cumulative Net Profit in the amounts and by the dates set forth in
Section 2.3(c) of the Financing Agreement, then all Advances are due and payable pursuant to Section 2.4 of the Financing Agreement. The Borrower has informed the Lender that it failed to achieve Cumulative Net Profit for fiscal year end 1998 as of September 30, 1998 at the level set forth in Section 2.3(c)(ii) of the Financing Agreement.

         The Borrower has requested that the Lender waive, and the Lender hereby waives, the requirement that all Advances are due and payable due to the Borrower's failure to achieve Cumulative Net Profit for the fiscal year end 1998 as of September 30, 1998 at the level set forth in Section 2.3(c)(ii) of the Financing Agreement.


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Recovery Engineering, Inc.
November 16,1998
Page 2


         This waiver is expressly limited to the express terms described hereof and shall not extend to any other failure to achieve Cumulative Net Profit under
Section 2.3 of the Financing Agreement causing all Advances to be and payable under Section 2.4, to any event of default under the Security Agreement or to any other period. This waiver shall not be deemed a course performance upon which the Borrower may rely with respect to any failure to achieve Cumulative Net Income, any default or event of default under the Security Agreement, or request for a waiver and the Borrower hereby waives any such claim.

                                        U.S. Bank National Association


                                        By /s/ Lee Anderson
                                            Its Analyst/Lender